PNCCPAs
         ===============================================================


August 16, 2004



Mr. John Harkola
RDC International, Inc.
Suite 702
1819 Main Street
Sarasota, FL 34236




Dear Mr. Harkola:


We are unable to forward the financial statements of RDC International, Inc., as of March 31, 2004 in time for the Company's Form 10-QSB to be filed timely, as we just recently received the information to allow us to perform the review.

Thank you for your consideration.



Sincerely,



/s/ Pender Newkirk & Company
Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida




             Pender Newkirk & Company * Certified Public Accountants
______________________________________________________________________________

100  South  Ashley  Drive, Suite  1650 * Tampa, Florida  33602 * (813)  229-2321
* Fax (813)  229-2359  * Web Site: www.pnccpa.com

Member of Private Companies Practice Section and SEC Practice Section of American Institute of Certified Public Accountants